Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION OF

PURE BIOSCIENCE, INC.,

a Delaware Corporation

Pure Bioscience, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. Paragraph (A) of Article IV of the Corporation’s Certificate of Incorporation is hereby amended and restated in their entirety as follows:

“The total number of shares of stock that the corporation shall have authority to issue is 155,000,000, consisting of 150,000,000 shares of Common Stock with a par value of $0.01 per share and 5,000,000 shares of Preferred Stock with a par value of $0.01 per share.”

2. The foregoing amendment to the Certificate of Incorporation has been duly approved by the Board of the Directors of the Corporation in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of Delaware.

3. The foregoing amendment to the Certificate of Incorporation has been duly approved by the written consent of the stockholders in accordance with Sections 228 and 242 of the General Corporation Law of Delaware and the Corporation’s Certificate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be executed this 14th day of May, 2021.

PURE BIOSCIENCE, INC.

By:	/s/ Tom Y. Lee
Tom Y. Lee, CPA
Chief Executive Officer